Exhibit 21.1

Significant Subsidiaries of Installed Building Products, Inc.

Name	Jurisdiction of Organization

Accurate Insulation LLC	Maryland

American Insulation & Energy Services, LLC	Alabama

Baytherm Insulation, LLC	Delaware

Building Materials Finance, Inc.	Delaware

Cornhusker Insulation, LLC	Delaware

Garage Door Systems, LLC	Delaware

Gold Insulation, Inc.	Delaware

Gold Star Insulation, L.P.	Delaware

G-T-G, LLC	South Carolina

Hinkle Insulation & Drywall Company, Incorporated	Texas

IBHL A Holding Company, Inc.	Delaware

IBHL B Holding Company, Inc.	Delaware

IBHL II-A Holding Company, Inc.	Delaware

IBHL II-B Holding Company, Inc.	Delaware

IBP Asset, LLC	Delaware

IBP Exteriors, Inc.	New Jersey

IBP Holdings, LLC	Delaware

IBP Holdings II, LLC	Delaware

IBP Texas Assets I, LLC	Delaware

IBP Texas Assets II, LLC	Delaware

Installed Building Products, LLC	Delaware

Installed Building Products II, LLC	Delaware

Installed Building Products – Portland, LLC	Oregon

Installed Building Solutions II, LLC	Delaware

InsulVail, LLC	Colorado

Lakeside Insulation, LLC	Delaware

LKS Transportation, LLC	Delaware

Marv’s Insulation, Inc.	Idaho

Metro Home Insulation, LLC	Delaware

Mid South Construction and Building Products, Inc.	Georgia

Northwest Insulation, LLC	Delaware

OJ Insulation, L.P.	Delaware

OJ Insulation Holdings, Inc.	Delaware

Spec 7 Insulation Co., LLC	Colorado

Suburban Insulation, Inc.	Pennsylvania

TCI Contracting, LLC	Georgia

Thermal Control Insulation, LLC	Ohio

U.S. Insulation Corp.	Connecticut

Wilson Insulation Company, LLC	Georgia